Exhibit (a)(1)(vii)

BTU International, Inc. Stock Option Exchange Program

May 15, 2009

This e-mail will confirm that the exercise price for each Replacement Option is $ (based on the closing sale price of one share of our common stock on the NASDAQ Global Market on May 15, 2009).

The following chart sets forth, for each group of Eligible Option grants having the same exercise price, (i) the exercise price of the Replacement Option grants for which such Eligible Option grants can be exchanged and (ii) the number of shares that will be covered by the Replacement Option grants for which such Eligible Option grants can be exchanged.

Eligible Options		Replacement Options
Shares Subject to Option Grant	Exercise Price (per share)	Shares Subject to Replacement Option	Exercise Price (per share)

The offer is scheduled to end at 9:00 a.m. EDT on Monday, May 18, 2009. To participate in the Exchange Program, you must submit your properly completed Election Form by that deadline.

If you have questions about the Exchange Program, you may send an e-mail to Richard Flynn at: rflynn@btu.com or call 978-667-4111 (ext. 328).